                                                                      EXHIBIT 12


                    NEWMONT GOLD COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                  (Unaudited)


                                                           Three Months Ended
                                                             March 31, 1994
                                                           ------------------
Earnings:
  Income before income taxes                                     $24,684

  Adjustments:
    Net interest expense (1)                                         165
    Amortization of capitalized interest                             484
    Portion of rental expense representative
     of interest                                                     178
    Undistributed income of less than 50%
     owned entities                                               (1,460)
                                                                 -------
                                                                 $24,051
                                                                 =======

Fixed Charges:
  Net interest expense (1)                                       $   165
  Capitalized interest                                             4,750
  Portion of rental expense representative
   of interest                                                       178
                                                                 -------
                                                                 $ 5,093
                                                                 =======

Ratio of earnings to fixed charges                                   4.7
                                                                 =======



(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.





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